SUB-ITEM 77D
Policies with respect to security investment


American Century International Bond Funds, American
Century Strategic Asset Allocations, Inc., American
Century Investment Management, Inc. and American
Century Investment Services, Inc. filed an application on March 7, 2017, and an amendment to the application on August 4, 2017, requesting an order under section
12(d)(1)(J) of the Investment Company Act of 1940 (the
"Act") granting an exemption from sections 12(d)(1)(A),
(B) and (C) of the Act, and under sections 6(c) and 17(b) of the Act granting an exemption from sections 17(a)(1) and (2) of the Act. The order would permit certain registered open-end management investment companies that operate as "funds of funds" to acquire shares of certain registered open-end management investment companies, registered closed-end management investment companies, "business development companies" as defined by section 2(a)(48) of the Act, and registered unit investment trusts that are within or outside the same group of investment companies as the acquiring investment companies.

On September 26, 2017, the Securities and Exchange
Commission granted such exemptive relief in Investment
Company Act Release No. 32833 and the order extends to all American Century Investments management investment companies.